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                                                                 Exhibit (k)(iv)

                     FORM OF CONSULTING SERVICES AGREEMENT
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     AGREEMENT made this ___ day of _______, 2001, by and between Winton
Associates, Inc., an Ohio corporation ("Winton"), and Pacholder High Yield Fund, Inc., a Maryland corporation (the "Fund").

                             W I T N E S S E T H:

     WHEREAS, the Fund is a closed-end diversified management investment company registered under the Investment Company Act of 1940, as amended; and

     WHEREAS, the Fund maintains a leveraged capital structure and currently has outstanding cumulative preferred stock which is subject to mandatory redemption on March 2, 2002; and

     WHEREAS, the Fund has recently issued 3,175,092 shares of common stock pursuant to a transferable rights offering (the "Rights Offering"); and

     WHEREAS, the Fund desires to retain Winton to provide consulting services related to the Fund's leveraged capital structure, and Winton is willing to render such services on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

     1.  Retention of Winton. The Fund hereby retains Winton to provide
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consulting services in connection the releveraging of the Fund following completion of the Rights Offering. Winton hereby accepts such employment and agrees to perform the services described in Section 2 of this Agreement.

     2.  Consulting Services.  The consulting services to be performed by
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Winton pursuant to this Agreement shall include the following:

     (i) consultation and advice regarding the alternative financing arrangements available for releveraging the Fund;

     (ii) assistance in identifying and evaluating, and in negotiating the terms and conditions of an underwriting agreement with, underwriters for a public offering of auction rate preferred stock (the "Preferred Offering");

     (iii) assistance in identifying and evaluating, and in negotiating the terms and conditions of agreements with, auction agents, dividend paying agents and other service providers related to the auction rate preferred stock;
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     (iv)    providing information concerning the Fund and its outstanding securities in responding to underwriters' due diligence of the Fund and its investment adviser and to potential purchasers of the auction rate preferred stock;

     (v) assistance in the preparation and review of a registration statement on Form N-2 filed by the Fund with the Securities and Exchange Commission and other documentation and materials for and in connection with the Preferred Offering;

     (vi) assistance in obtaining a rating for the auction rate preferred stock from one or more of the rating agencies;

     (vii) consultation and advice, and assistance in identifying and negotiating appropriate arrangements related to, hedging the interest rate exposure of the auction rate preferred stock;

     (viii) assistance in connection with the redemption and repayment of the Fund's outstanding cumulative preferred stock (the "Preferred Redemption");

     (ix) assistance in coordinating the activities of service providers (including the Fund's legal counsel and independent accountants) in connection with the foregoing; and

     (x) such other activities as the Board of the Directors of the Fund may reasonably request in connection with the releveraging of the Fund.

     3.  Limitation on Services.  The consulting services provided by Winton
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pursuant to this Agreement shall be limited to the releveraging of the Fund following completion of the Rights Offering through the Preferred Offering and Preferred Redemption. The Fund may request and Winton may agree to provide consulting services related to other releveraging transactions on such terms and conditions as may be agreed upon by the parties.

     4.  Expenses.  Winton shall bear all expenses in connection with the
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performance of its services under this Agreement.  The Fund shall bear all expenses incurred by it in connection with the Preferred Offering and the Preferred Redemption, including, without limitation, expenses of preparing (including typesetting), printing and mailing the prospectus for the Preferred Offering; the cost of registration of the shares of auction rate preferred stock under federal and state securities laws and of obtaining a rating for the auction rate preferred stock; fees and expenses of the auction agent, dividend paying agent and other service providers for the auction rate preferred stock; and fees and expenses of the Fund's legal counsel and independent accountants.

     5.  Compensation.  As compensation for its services under this Agreement,
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the Fund shall pay Winton a fee equal to $ __________.  Payment of Winton's fee hereunder shall be made at the closing of the Preferred Offering.

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     6.  Indemnification.  (a)  The Fund agrees to indemnify and hold harmless
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Winton and its directors, officers, employees and agents from and against any and all losses, claims, damages or liabilities to which Winton or any of its directors, officers, employees or agents may become subject, insofar as such losses, claims, damages, liabilities and expenses (including reasonable costs of investigation), joint and several, arising out of or based upon the performance by Winton of its duties under this Agreement. The foregoing indemnity agreement shall be in addition to any liability which the Fund may otherwise have.

     (b) If any action, suit or proceeding shall be brought against Winton or any other person in respect of which indemnity may be sought against the Fund, Winton or such indemnified person shall promptly notify the Fund, and the Fund shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. Winton or any such indemnified person shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Winton or such indemnified person unless (i) the Fund has agreed in writing to pay such fees and expenses, (ii) the Fund has failed to assume the defense and employ counsel, or (iii) the named parties to any such action, suit or proceeding (including any impleaded parties) include both Winton or such indemnified person and the Fund and Winton or such indemnified person shall have been advised by its counsel that representation of Winton or such indemnified person and the Fund by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case the Fund shall not have the right to assume the defense of such action, suit or proceeding on behalf of Winton or such indemnified person). It is understood, however, that the Fund shall, in connection with any one such action, suit or proceeding or separate by substantially similar or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for Winton and any indemnified person not having actual or potential differing interests with the Fund or among themselves, which firm shall be designated in writing by Winton, and that all such fees and expenses shall be reimbursed as they are incurred. The Fund shall not be liable for any settlement of any such action, suit or proceeding effected without its written consent, but if settled with such consent, or if there is a final judgment for the plaintiff in any such action, suit or proceeding, the Fund agrees to indemnify and hold harmless Winton, to the extent provided in the preceding paragraph, and any such indemnified person from and against any loss, claim, damage, liability or expenses by reason of such settlement or judgment.

     (c)  Notwithstanding the foregoing, no indemnification provided for in this
Section 6 shall be available to protect any person against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his duties, or by reason of his reckless disregard of his obligations and duties under this Agreement.

     7.  Notice.  Notice given pursuant to any provision of this Agreement shall
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be in writing and shall be delivered (i) if to the Fund, to Pacholder High Yield
Fund, Inc., 8044 Montgomery

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Road, Suite 480, Cincinnati, Ohio 45236; or (ii) if to Winton, to Winton
Associates, Inc., 8044 Montgomery Road, Suite 480, Cincinnati, Ohio 45236.

     8.  Governing Law.  This Agreement shall be governed by and construed in
         -------------
accordance with the laws of the State of Ohio without giving effect to the choice of law provisions thereof, provided that nothing herein shall be construed as being inconsistent with applicable federal or state securities laws or any rules, regulations or orders thereunder.

     9.  Miscellaneous.  This Agreement constitutes the entire agreement of the
         -------------
parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. This Agreement may be executed in several parts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The captions used in this Agreement are included for the convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction.

     IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.



                                        PACHOLDER HIGH YIELD FUND, INC.


                                        By:  ________________________________
                                               Name:
                                               Title:


                                        WINTON ASSOCIATES, INC.


                                        By:  ________________________________
                                               Name:
                                               Title:

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